Exhibit 10.20

December 29, 2008

PERSONAL & CONFIDENTIAL

Donald Henderson
[Home address redacted]

Re:	Employment Agreement dated May 25, 2006 between you and NYFIX, Inc. (the “Agreement”).

Dear Don:

You and NYFIX, Inc. agree to the following amendments to the Agreement.

1.	Section 8, is amended to add the following at the beginning of the first sentence of the paragraph:

“Subject to the terms and conditions set forth in Section 27 (e),”

2.	Section 20 is amended as follows:

a.	The words “Subject to Section 27:” are added between the caption and the beginning of the text of Section 20(a);
b.	The words “following the date of termination, which amount shall be payable in accordance with the Company’s regular payroll practices.” Are added at the end of Section 20(a) prior to the period;
c.	The words “(as defined below)” are added after the first instance of the words “Change in Control” appearing in Section 20(a);
d.	The next to last sentence of Section 20(b) (“The timing for any payment provided for in this paragraph shall be subject to the provisions of Section 27 of this Agreement.”) is deleted;
e.
The following is added at the end of the first sentence of subsection 20(d), prior to the period: “provided, however, that the Executive’s right to exercise vested awards shall extend no later than ten (10) years from the date of grant”.

3.	Section 21 is amended as follows:

a.	The words “provided that such payment is subject to the limitations set forth under Section 280G,” is added after the first instance of the word “Executive” appearing in Section 21(a);

b.	The following is added at the end of Section 21 (a) as a separate paragraph:

“To the extent Executive is required to waive any payment in order to satisfy Section 21(a)(i) or 21(a)(ii), then such payments shall be reduced in the following order: (i) any accelerated vesting of equity awards with an exercise price at or above the fair market value of the Company’s stock price, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of this Section 21(a), (ii) any cash payments, (iii) any taxable benefits, (iv) any nontaxable benefits, and (v) any accelerated vesting of equity awards not covered in (i) above, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the Section 21(a).

4.	The following language is added as the final sentence of Section 22:

“Notwithstanding anything herein to the contrary, the payments shall be made in accordance with the terms of Section 20 hereof unless there is a bona-fide dispute between the parties.”

5.	Section 27 is amended to read in full as follows:

“Subject to the provisions in this Section 27, any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Executive’s employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement:

(a)           It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)           If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c)           If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)            Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)           Each installment of the severance payments and benefits due under this Agreement that is not described in Section 27(c)(i) above and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum, together with interest from the originally scheduled payment date to the date of payment at the applicable federal rate, on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

(d)           The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 27(d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(e)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.”

If you are in agreement with the foregoing, kindly execute a copy of this letter and return it to the undersigned.

NYFIX, Inc.

Very truly yours, /s/ Howard Edelstein Howard Edelstein Chief Executive Officer
Accepted and Agreed: /s/ Donald Henderson Donald Henderson December 29, 2008